EXHIBIT 99

News Release	[WILLIAMS ENERGY PARTNERS L.P. LOGO]

NYSE: WEG

Date:	August 6, 2003

Contact:	Paula Farrell
(918) 573-9233
paula.farrell@weglp.com

Williams Energy Partners Refinances Short-Term Debt

TULSA, Okla. – Williams Energy Partners L.P. (NYSE:WEG) announced today that it has entered into an agreement for a new term loan and revolving credit facility. This completes the refinancing of its previous term loan and revolving credit facility, which was scheduled to mature in February 2004.

The new credit facility provides for a $90 million term loan, which was funded upon closing. The term loan matures in August 2008 and carries an interest rate based on the Eurodollar rate plus 2.375%. Proceeds from this borrowing were used to repay $90 million owed on the previous term loan. As a result, the partnership’s total amount of outstanding debt remains unchanged.

The credit facility also includes an $85 million revolving credit facility. The revolving credit commitments terminate in August 2007 and carry an interest rate based on the Eurodollar rate plus 1.75%. No funds were initially borrowed under the revolver.

Obligations under the new credit facility are secured by the partnership’s equity interests in its independent petroleum products terminals and its ammonia pipeline system.

“The current strength of the credit markets made this an ideal time to refinance our debt,” said John Chandler, chief financial officer. “This credit facility provides the partnership with the additional debt capacity and flexibility it needs to fund future acquisition opportunities.”

The financial impact of this refinancing was included in the earnings guidance provided by management last week.

Lehman Brothers Inc. served as the lead financial advisor and sole book-running manager for this transaction.

About Williams Energy Partners L.P.

Williams Energy Partners L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products and ammonia.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price for crude oil, changes in demand for refined petroleum products, adverse developments affecting our ammonia pipeline customers, changes in federal government policies affecting farm subsidies, changes to cost estimates relating to specific acquisitions, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements). These and other factors are set forth in the Partnership’s filings with the Securities and Exchange Commission.